Exhibit 99.1

Digital Music Group, Inc. Reports Fourth Quarter and 2006 Results

SACRAMENTO, CA (March 7, 2007) – Digital Music Group, Inc. (NASDAQ: DMGI), a content owner and global leader in the digital distribution of independently owned music and video catalogs, today reported results for its fourth quarter and year ended December 31, 2006.

Revenue for the fourth quarter of 2006 totaled $2,790,553, compared to $454,440 in the fourth quarter of 2005. The Company’s net loss for the fourth quarter of 2006 was $770,329, or $0.09 per share, compared to a net loss of $363,128, or $0.16 per share, in the fourth quarter of 2005.

For the year ended December 31, 2006, revenue totaled $5,564,949, compared to $679,975 in the year ended December 31, 2005. The Company’s net loss for 2006 was $2,622,434, or $0.32 per share, compared to a net loss of $1,557,614, or $0.69 per share, in 2005.

During the first quarter of 2006, Digital Music Group completed its initial public offering and the concurrent acquisitions of Digital Musicworks International, Inc. (DMI) and certain assets of Rio Bravo Entertainment LLC, doing business as Psychobaby. DMI was deemed to be the “accounting acquiror” in these transactions. On September 8, 2006, the Company completed the acquisition of Digital Rights Agency, LLC (DRA), a leading worldwide digital music distributor focused on independent record labels. Therefore, the Company’s GAAP-basis results reported herein for 2006 are the historical results of DMI for the entire period plus the results of the acquired companies for the period after their respective acquisition dates. For 2005, the Company’s GAAP-basis results reported herein are for DMI only. The Company believes that pro forma combined financial information, which reflects the results of all the acquired companies as if they had been combined throughout all periods presented, is helpful in understanding the Company’s overall results.

2006 Compared to 2005

•	On a pro forma combined basis, revenue totaled $10,201,101 for 2006, compared to $3,706,005 for 2005.

•	The Company’s pro forma combined net loss for 2006 was $2,757,145 or $0.32 per share, compared to a pro forma combined net loss of $1,853,178, or $0.36 per share, in 2005.

•	Total paid downloads (with albums presented as single track equivalents) for 2006 were 14,093,000, 2.6 times greater than 2005 when paid downloads totaled 5,387,000.

•

On average, there were approximately 137,700 tracks available for sale during 2006, compared to approximately 31,300 tracks available for sale during 2005. Tracks available for sale were approximately 219,800 at December 31, 2006, compared to approximately 63,700 at December 31, 2005.

•	The average monthly download rate for the full year 2006 was 8.5 times, compared to 14.3 times for the full year 2005.

•	Apple iTunes Store accounted for 77% of the Company’s pro forma combined revenue for 2006.

DMGI’s Chief Executive Officer, Mitchell Koulouris, said, “Our 2006 revenue increased more than two and one-half times over last year and reflects an eventful year. We used a portion of our February 2006 IPO proceeds to acquire additional catalogs of music recordings and finished 2006 with approximately 335,000 tracks under management. Our purchase of Digital Rights Agency (“DRA”) in September enhanced our worldwide distribution capabilities to include numerous mobile services and included thousands of tracks of more contemporary music from current artists that added diversity to our music offerings. During the second half of 2006, we expanded our business model to include the digital distribution of music videos, television, film and other video catalogs. Finally, during 2006 we developed and refined our technology platform and are well positioned to be the distributor of choice for independent music, television, film and video catalog owners.”

Fourth Quarter 2006 Compared to Fourth Quarter 2005

•	Revenue for the fourth quarter of 2006 totaled $2,790,553, compared to revenue on a pro forma combined basis of $2,545,003 in the third quarter of 2006, and $1,587,385 in the fourth quarter of 2005.

•

The Company’s net loss for the fourth quarter of 2006 was $770,329, or $0.09 per share, compared to a pro forma net loss of $954,467, or $0.11 per share, in the third quarter of 2006 and $473,844, or $0.09 per share, in the fourth quarter of 2005. The reduction in net loss from the third quarter of 2006 resulted from increased revenue and gross profit and a reduction in operating expenses, which included non-recurring charges related to severance costs of $76,000 and $113,000 in the fourth and third quarters, respectively.

•

There were 3,785,000 paid downloads (with albums expressed in single track equivalents) of the Company’s music recordings during the fourth quarter of 2006, a 9% increase over the third quarter of 2006 when paid downloads totaled 3,471,000, and 1.5 times greater than the fourth quarter of 2005 when paid downloads totaled 2,288,000.

•

There were approximately 196,200 average tracks available for sale during the fourth quarter of 2006, compared to approximately 155,100 during the third quarter of 2006, and approximately 52,300 during the fourth quarter of 2005.

•

The average monthly download rate per track during the fourth quarter of 2006 was approximately 6.4 times, compared to approximately 7.5 times in the third quarter of 2006, and 14.6 times in last year’s fourth quarter.

•	Apple iTunes Store accounted for 70% of the Company’s revenue for the fourth quarter of 2006.

Commenting on the quarter, Mr. Koulouris noted, “Our revenue for the fourth quarter increased 75% over the fourth quarter of 2005 due primarily to the steady increase in the number of tracks we have made available for sale and revenue from mobile distribution which grew from less than 2% of our total revenue last year to over 10% this year. Revenue associated with the increase in tracks was partially offset by a decline in our average download rate. This decline in download rate was due, in part, to the relatively small number of tracks available for sale with a higher proportion of more popular and holiday-oriented content in last year’s fourth quarter. Seasonality and consumer purchasing trends are still emerging in our industry. DRA’s catalogs, which contain more contemporary music from current artists, downloaded at an average of 14.7 times per month during the fourth quarter, compared to an average of 3.2 times per month for the rest of our catalogs, which contain various genres but are primarily older recordings, including past hits, out-of-print and back catalog recordings, world music, classical music, previously unreleased recordings, live performances and other music that may no longer be available from traditional music retailers. The recordings we have had available for sale for over a year have experienced fairly consistent download rates each quarter during 2006. However, many of the catalogs and tracks added during 2006 have not experienced the same level of consumer demand or have restricted territorial distribution rights which limit sales opportunities.”

Management continues to focus on business development, expanding sales channels, obtaining delivery of music and video recordings, and processing and distributing these recordings to online stores and mobile services where they can be made available for purchase by consumers. At December 31, 2006, the Company owned or controlled under digital distribution agreements approximately 335,000 individual music recordings. Of these, approximately 220,000 were available for sale at that date, approximately 45,000 had been processed and transmitted to one or more online stores where they were awaiting review and processing by the stores before being posted for sale, approximately 40,000 were in various stages of the Company’s digitization process, and approximately 30,000 had not yet been delivered by the content owners. In addition, at December 31, 2006, the Company had over 4,000 hours of video content under long-term distribution agreements which it has just begun processing and delivering to various distribution outlets.

“We are continuing to build our video catalog and list of world-class video distribution partners,” continued Mr. Koulouris. “We signed new video distribution agreements with Apple iTunes, YouTube, In2TV, BitTorrent, and Movielink and are continuing to work with new video channel partners, particularly in the mobile market. Adding music videos and TV, film, and other video catalogs was a natural extension of our business model, as the video and film markets have just begun their migration from physical to digital distribution, much like the pre-recorded music market three years ago. Although we do not expect to achieve any meaningful revenue from video distribution until the second half of 2007, we believe we are well positioned to be an industry leader as this emerging market begins to mature.”

Karen Davis, Chief Financial Officer, concluded, “Our financial position remains strong with DMGI’s December 31, 2006 balance sheet showing $20.5 million in cash, no debt (except for minor equipment leases), and stockholders’ equity of $35.4 million.”

Conference Call and Webcast

Digital Music Group’s management will host a conference call and webcast tomorrow, March 8, 2007 at 11:00 a.m. Eastern Time, 8:00 a.m. Pacific Time. To participate in the call, interested parties are invited to dial 866-202-4367 (for domestic callers) or 617-213-8845 (for international callers) at least five minutes prior to the start time. The participant passcode is 92606431. A live webcast of the call will be available on DMGI’s website at http://investor.dmgi.com. A replay of the call will be available one hour after the call ends through March 15, 2007 by dialing 888-286-8010 (for domestic callers) and 617-801-6888 (for international callers). The reservation code is 43648915. A replay of the webcast will also be archived on the Company’s website.

Forward-Looking Statements

This press release contains statements that are considered to be forward-looking within the meaning of federal securities law. Such forward-looking statements include, but are not limited to, statements relating to seasonality and consumer purchasing trends, management’s focus and objectives, plans for expanding the Company’s video catalogs and list of video distribution partners, the migration of video and film markets to digital distribution, and expectations for revenue growth from video. You should not place undue reliance on these forward-looking statements, which are based on the Company’s current views and assumptions. Actual results could differ materially from those anticipated in such forward-looking statements as a result of many reasons, including risks, uncertainties and factors which include, but are not limited to:

•	revenue and earnings expectations which are difficult to predict because of the Company’s limited operating history and emerging nature of the digital media industry;

•	the Company’s ability to successfully integrate acquisitions, including the acquisition of DRA;

•	the Company’s ability to successfully identify, acquire for a commercially reasonable valuation, and process additional catalogs of sound and video recordings;

•	the Company’s ability to successfully enter into new sales channel relationships;

•	competitive and economic conditions in the Company’s industry;

•

acceptance and adoption of the digital format by consumers and potential changes in consumers’ tastes and preferences in music and video, and the extent to which the Company’s content will appeal to consumers;

•	the Company’s limited operating history in the acquisition, processing and sale of digital video recordings;

•	the Company’s limited ability to influence the pricing models of online stores;

•	the Company’s dependence on online stores and mobile services to review, process and make all of its digital offerings available on a comprehensive and timely basis for purchase by consumers;

•	the Company’s dependence on Apple iTunes Store for the majority of its revenue;

•	the Company may not have proper legal title to the digital rights associated with music recordings the Company purchases or licenses, or others may claim to have such rights;

•	potentially long delays in receiving the master recordings and videos that the Company acquires rights to;

•	the Company’s ability to renew multi-year agreements for digital rights to music and video recordings as they expire;

•	music and video piracy;

•	differing interpretations of and potential ambiguities in U.S. copyright laws;

•	availability, terms and use of capital to continue to grow the Company’s business; and

•	maintaining adequate internal operating and financial controls over the Company’s business and financial reporting.

Many of the factors listed above are beyond DMGI’s control. Please refer to periodic reports filed with the SEC for more information on these and other “risk factors” associated with DMGI’s business. The Company’s forward-looking statements represent estimates and assumptions only as of the date of this release. Except as required by law, DMGI undertakes no obligation to update any forward-looking statement to reflect events or circumstances occurring after the date of this release.

Use of Non-GAAP Measures

Management believes that non-GAAP revenue and net loss presented on a pro forma combined basis included in this release are useful measures of operating performance because they include the operations of DMGI and the operations of DMI and the Psychobaby catalog assets that were acquired on February 7, 2006, and the acquisition of DRA on September 8, 2006, as if they had been acquired as of the beginning of all periods presented. However, these non-GAAP measures should be considered in addition to, not as a substitute for or superior to, revenue, net loss and gross profit margin provided by operating activities, or other financial measures prepared in accordance with GAAP. A reconciliation of the pro forma combined statements of operations to the GAAP statements is included in the attached tables of financial information.

About Digital Music Group, Inc.

Founded in 2005, Digital Music Group, Inc. (NASDAQ: DMGI) is a content owner and global leader in the digital distribution of independently owned music, TV, film and video catalogs. DMGI acquires the digital rights to media catalogs and digitally encodes them into multiple formats for distribution to online music, mobile, and video stores. Our retailers include: the iTunes Store, YouTube, Google Video, RealNetworks, Napster, Wal-Mart Music, Yahoo! Music, InfoSpace, Moderati, Zingy, 9Squared, and many others. For more information, please visit www.dmgi.com.

Digital Music Group is a trademark of Digital Music Group, Inc. Other names mentioned herein are the property of their respective owners.

Investor Relations Contact
Digital Music Group, Inc.:	Karen Davis, Chief Financial Officer, Telephone: (916) 239-6010 x2505.
Allen & Caron Inc:	Jesse Deal, Account Manager, Telephone: (212) 691-8087, e-mail:
jesse@allencaron.com

Press Contact
Allen & Caron Inc.:	Len Hall, VP Media Relations, Telephone: (949) 474-4300, e-mail:
Len@allencaron.com

TABLES FOLLOW

Digital Music Group, Inc.

Unaudited Condensed Statements of Operations

(including reconciliation of reported results to pro forma combined results)

Quarter ended December 31,

	2006	2005
	Digital Music Group, Inc. (as reported)	Digital Music Group, Inc. (as reported)	Digital Rights Agency (prior to acquisition)	Digital Music Group, Inc. (prior to acquisition)	Rio Bravo Entertain- ment (prior to acquisition)	Pro Forma Adjust- ments (2)	Digital Music Group, Inc. Pro Forma Combined
Revenue	$2,790,553	$454,440	$990,232	$—	$142,713	$—	$1,587,385
Cost of revenue:
Royalties and payments to content owners	1,927,221	163,320	844,411	—	111,470	—	1,119,201
Amortization of digital rights	151,389	7,469	—	—	—	58,148	65,617
Write-down of non-productive assets	—	221,914	—	—	—	—	221,914

Gross profit	711,943	61,737	145,821	—	31,243	(58,148)	180,653
Operating, general and administrative expenses	1,743,905	421,847	187,031	28,294	670	4,408	642,250

Income (loss) from operations	(1,031,962)	(360,110)	(41,210)	(28,294)	30,573	(62,556)	(461,597)
Interest income	276,105	1,933	1,104	—	—	—	3,037
Interest and other expense	(14,472)	(4,951)	—	(10,333)	—	—	(15,284)

Income (loss) before income taxes	(770,329)	(363,128)	(40,106)	(38,627)	30,573	(62,556)	(473,844)
Income taxes	—	—	—	—	—	—	—

Net income (loss)	$(770,329)	$(363,128)	$(40,106)	$(38,627)	$30,573	$(62,556)	$(473,844)

Net loss per common share—basic and diluted	$(0.09)	$(0.16)					$(0.09)

Weighted average common shares—basic and diluted(1)	9,024,941	2,249,941					5,119,941

(1)	For the quarter ended December 31, 2005, weighted average shares outstanding include the 2,249,941 shares attributable to DMI, the acquiring company for accounting purposes. The pro forma combined weighted average shares outstanding for this period also include the 2,425,000 shares of DMGI outstanding at the IPO date, the 25,000 shares issued on February 7, 2006 in connection with the acquisition of Rio Bravo Entertainment LLC, and the 420,000 shares issued on September 8, 2006 in connection with the acquisition of Digital Rights Agency, LLC , as if the acquisitions had occurred at the beginning of the period.
(2)	Amortization and depreciation of the fair value of the assets of Digital Rights Agency, LLC and Rio Bravo Entertainment as if acquired at the beginning of the period.

Digital Music Group, Inc.

Unaudited Condensed Statements of Operations

(including reconciliation of reported results to pro forma combined results)

	Year Ended December 31, 2006
	Digital Music Group, Inc. (as reported)	Digital Rights Agency LLC (prior to acquisition)	Digital Music Group, Inc. (prior to acquisition)	Rio Bravo Entertainment (prior to acquisition)	Pro Forma Adjustments (2)	Digital Music Group, Inc. Pro Forma Combined
Revenue	$5,564,949	$4,572,956	$—	$63,196	$—	$10,201,101
Cost of revenue:
Royalties and payments to content owners	3,329,698	3,880,289	—	50,556	—	7,260,543
Amortization of master recordings and digital rights	422,489	—	—	—	86,118	508,607

Gross profit	1,812,762	692,667	—	12,640	(86,118)	2,431,951
Operating, general and administrative expenses	5,655,161	733,800	10,000	624	9,194	6,408,779

Income (loss) from operations	(3,842,399)	(41,133)	(10,000)	12,016	(95,312)	(3,976,828)
Interest income	1,251,396	5,923	—	—	—	1,257,319
Interest expense	(13,649)	(1,538)	(4,667)	—	—	(19,854)
Other expense	(16,982)	—	—	—	—	(16,982)

Income (loss) before income taxes	(2,621,634)	(36,748)	(14,667)	12,016	(95,312)	(2,756,345)
Income taxes	(800)		—	—	—	(800)

Net income (loss)	$(2,622,434)	$(36,748)	$(14,667)	$12,016	$(95,312)	$(2,757,145)

Net loss per common share—basic and diluted	$(0.32)					$(0.32)

Weighted average common shares—basic and diluted(1)	8,071,393					8,615,283

(1)	For the year ended December 31, 2006, weighted average shares outstanding for the pro forma combined statements include (i) for the entire period, the 2,249,941 shares attributable to DMI, the acquiring company for accounting purposes, (ii) from February 7, 2006 until the end of the period, the 2,425,000 shares of DMGI outstanding at the IPO date and the 25,000 shares issued in connection with the acquisition of certain assets of Rio Bravo Entertainment LLC, (iii) from September 8, 2006 until the end of the period, the 420,000 shares issued in connection with the acquisition of Digital Rights Agency, LLC, and (iv) from February 7, 2006 until the end of the period, the 3,900,000 shares sold in the IPO. The pro forma combined weighted average shares outstanding for this period also include the shares in (ii) and (iii) above for the entire period, as if these transactions had occurred on January 1, 2006.
(2)	Amortization and depreciation of the fair value of the assets of Digital Rights Agency, LLC and Rio Bravo Entertainment as if acquired at the beginning of the period.

Digital Music Group, Inc.

Unaudited Condensed Statements of Operations

(including reconciliation of reported results to pro forma combined results)

	Year Ended December 31, 2005
	Digital Music Group, Inc. (as reported)	Digital Rights Agency LLC (prior to acquisition)	Digital Music Group, Inc. (prior to acquisition)	Rio Bravo Entertainment (prior to acquisition)	Pro Forma Adjustments (2)	Digital Music Group, Inc. Pro Forma Combined
Revenue	$679,975	$2,650,304	$-	$375,726	$-	$3,706,005
Cost of revenue:
Royalties and payments to content owners	232,294	2,214,476	—	290,935	—	2,737,705
Amortization of digital rights	22,518	—	—	—	232,592	255,110
Write-down of non-productive assets	295,356	—	—	—	—	295,356

Gross profit	129,807	435,828	—	84,791	(232,592)	417,834
Operating, general and administrative expenses	1,550,423	468,100	75,055	12,141	20,642	2,126,361

Income (loss) from operations	(1,420,616)	(32,272)	(75,055)	72,650	(253,234)	(1,708,527)
Interest income	5,567	2,680	—	—	—	8,247
Interest expense	(141,765)	—	(10,333)	—	—	(152,098)

Income (loss) before income taxes	(1,556,814)	(29,592)	(85,388)	72,650	(253,234)	(1,852,378)
Income taxes	(800)					(800)

Net income (loss)	$(1,557,614)	$(29,592)	$(85,388)	$72,650	$(253,234)	$(1,853,178)

Net loss per common share—basic and diluted	$(0.69)					$(0.36)

Weighted average common shares—basic and diluted(1)	2,249,941					5,119,941

(1)	For the year ended December 31, 2005, weighted average shares outstanding include the 2,249,941 shares attributable to DMI, the acquiring company for accounting purposes. The pro forma combined weighted average shares outstanding for this period also include the 2,425,000 shares of DMGI outstanding at the IPO date, the 25,000 shares issued on February 7, 2006 in connection with the acquisition of Rio Bravo Entertainment LLC and the 420,000 shares issued on September 8, 2006 in connection with the acquisition of Digital Rights Agency, LLC as if these transactions had occurred at the beginning on January 1, 2005.
(2)	Amortization and depreciation of the fair value of the assets of Digital Rights Agency, LLC and Rio Bravo Entertainment as if acquired at the beginning of the period.

Digital Music Group, Inc.

Unaudited Condensed Balance Sheets

	December 31,
	2006	2005
Assets

Current assets:
Cash and cash equivalents	$20,505,674	$468,490
Accounts receivable	1,687,492	244,278
Current portion of royalty advances	1,326,379	292,438
Other current assets	492,799	152,139

Total current assets	24,012,344	1,157,345
Long-term assets:
Furniture and equipment, net	803,203	162,153
Digital rights, net	3,033,239	1,196,047
Master recordings, net	1,777,480	—
Royalty advances, less current portion	4,230,403	490,000
Goodwill	4,429,781	—
Other assets	39,289	12,074

Total assets	$38,325,739	$3,017,619

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable and other current liabilities	$885,686	$417,215
Royalties payable	1,883,773	138,608
Current portion of capital lease obligations	50,496	44,540

Total current liabilities	2,819,955	600,363
Long-term liabilities	101,796	—

Total liabilities	2,921,751	600,363
Stockholders’ equity:
Common Stock	90,350	22,500
Additional paid-in capital	40,138,284	4,640,291
Subscription receivable	—	(43,323)
Accumulated deficit	(4,824,646)	(2,202,212)

Total stockholders’ equity	35,403,988	2,417,256

Total liabilities and stockholders’ equity	$38,325,739	$3,017,619

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